UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2009

Vail Resorts, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09614	51-0291762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado	80021
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(303) 404-1800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2009, Vail Resorts, Inc. (the “Company”) issued a press release announcing a company-wide wage reduction plan.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

As part of the wage reduction plan, on March 10, 2009, the Company’s Compensation Committee approved a salary reduction of 10% for all executive officers of the Company, including the named executive officers (other than Robert A. Katz, the Chief Executive Officer):  Jeffrey W. Jones; Keith A. Fernandez; John McD. Garnsey; and Blaise T. Carrig.  Mr. Katz has decided not to take any salary for a twelve month period and then receive a salary reduced by 15% when his salary reinstates.  These salary reductions are effective as of April 2, 2009.  The executive officers of the Company have accepted these salary reductions and waived, in this instance, the restrictions in their respective employment agreements that their base salaries cannot be reduced at any time below the then-current levels.

On March 10, 2009, the Compensation Committee also approved, as part of the wage reduction plan, the grant of stock appreciation rights (“SARs”) to each of the executive officers of the Company, including the named executive officers other than Mr. Katz, with a value (using the Company’s standard methodology) equal to 7.5% of the executive’s pre-reduced salary.  Mr. Katz was not granted any stock awards in connection with his salary reduction.  The SARs vest over three years, commencing on the first anniversary of the grant date, and are subject to the terms of the Company’s Amended and Restated 2002 Long Term Incentive and Share Award Plan.  The SARs have an exercise price of $16.51, the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date of grant.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

A list of exhibits furnished herewith is contained on the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: March 11, 2009	By:	/s/ Fiona E. Arnold
Fiona E. Arnold
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 11, 2009, announcing a company-wide wage reduction plan.